H-CYTE, INC.

INVESTORS' RIGHTS AGREEMENT

Dated as of November 15, 2019

INVESTORS' RIGHTS AGREEMENT

This INVESTORS' RIGHTS AGREEMENT is made and entered into as of the 15th day of November, 2019, by and among H-CYTE, INC., a Nevada corporation (the "Company") and each of the investors listed on Schedule I hereto (the "Investors").

BACKGROUND

The Investors are acquiring shares of the Series D Preferred Stock pursuant to the terms and conditions of the Securities Purchase Agreement, dated the same date as this Agreement, by and among the Company and the Investors (the "Series D Purchase Agreement"). In order to induce the Company to enter into the Series D Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Series D Purchase Agreement, the Company and Investors desire to enter into this Agreement and that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

AGREEMENT

The parties to this Agreement hereby agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 "Articles of Incorporation" means the Company's Amended and Restated Articles of Incorporation, as it may be further amended and/or restated.

1.3 "Automatic Shelf Registration Statement" has the meaning given to such term in SEC Rule 405.

1.4 "Business Day" means any day other than a Saturday, Sunday or a day on which banks are required or permitted to be closed in Tampa, Florida.

1.5 "Common Stock" means shares of the Company's common stock, par value $0.001 per share.

1.6 "Damages" means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein, in light of the circumstances under which they were made, or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.7 "Demand Notice" means notice sent by the Company to the Holders specifying that a demand registration has been requested pursuant to Section 2.1.

1.8 "Derivative Securities" means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10 "Excluded Registration" means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration statement on Form S-4; (iii) a registration relating to an SEC Rule 145 transaction; (iv) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (v) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.11 "Form S-1" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.12 "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.13 "Free-Writing Prospectus" means a free-writing prospectus, as defined in Rule 405 under the Securities Act

1.14 "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

1.15 "Holder" means any holder of Registrable Securities who is a party to this Agreement.

1.16 "Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, or spouse of a sibling, including adoptive relationships, of a Person referred to in this Agreement.

1.17 "Initiating Holders" means, collectively, Holders who properly initiate a registration request under this Agreement.

1.18 "Investor Agreements" means this Agreement, the Voting Agreement and the ROFR and Co-Sale Agreement.

1.19 "Lead Investor" means FWHC Holdings, LLC, a Delaware limited liability company.

1.20 "New Securities" means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.21 "Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.22 "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series D Preferred Stock held by the Investors; (ii) any Common Stock acquired by the Investors from the Company or another holder of Common Stock on or after the date hereof; (iii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Investors on or after the date hereof (including without limitation any warrants issued to the Investors pursuant to the Series D Purchase Agreement); and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses .(i), (ii) and (Hi) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 5.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.23 "Registrable Securities then outstanding" means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.24 "Restricted Securities" means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.25 "ROFR and Co-Sale Agreement" means that certain Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company, the Investors and the other stockholders of the Company signatory thereto.

1.26 "SEC" means the Securities and Exchange Commission.

1.27 "SEC Rule 144" means Rule 144 promulgated by the SEC under the Securities Act.

1.28 "SEC Rule 145" means Rule 145 promulgated by the SEC under the Securities Act.

1.29 "SEC Rule 405" means Rule 405 promulgated by the SEC under the Securities Act

1.30 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.31 "Selling Expenses" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.32 "Series B Preferred Stock" means shares of the Company's Series B Preferred Stock.

1.33 "Series D Certificate of Designation" means that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Preferred Stock of H-Cyte, Inc. adopted by the Company on or about the date hereof; provided that upon such time following the date hereof that the Company amends and restates its Articles of Incorporation (and any corresponding certificates of designation issued pursuant to such Articles of Incorporation) in their entirety into a single second amended and restated articles of incorporation of the Company (such amended and restated document, the "Restated Articles"), all references herein to Series D Certificate of Designation shall be deemed to refer to the Restated Articles, as it may be further amended and/or restated.

1.34 "Series D Preferred Stock" means shares of the Company's Series D Preferred Stock, par value $0.001 per share.

1.35 "Voting Agreement" means that certain Voting Agreement dated as of the date hereof, by and among the Company, the Investors and the other stockholders of the Company signatory thereto.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the date that is one hundred eighty (180) days after the date the Company's consummates any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company receives a request from any Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least fifty percent (50%) of the Registrable Securities then outstanding held by such Holders, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the "Demand Notice") to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b)  Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to at least fifty percent (50%) of the outstanding Registrable Securities of such Holders, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities that such Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)   Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company's chief executive officer stating that in the good faith judgment of the Company's Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right (A) more than once in any twelve (12) month period or (B) more than twice in any twelve month (12) period so long as the aggregate number of days that action is deferred and time periods tolled is not more than one hundred twenty (120); and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company's good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become and remain effective; (ii) after the Company has effected two (2) consummated underwritten registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (A) during the period that is thirty (30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become and remain effective; or (B) if the Company has effected two (2) consummated underwritten registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as "effected" for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one (1) demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as "effected" for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion to (or as nearly as practicable to) the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)  In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company shall not be required to include any of a Holder's Registrable Securities in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion to (or as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such "selling Holder," as defined in this sentence.

(c)   For purposes of Section 2.1, a registration shall not be counted as "effected" if, as a result of an exercise of the underwriter's cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)  prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to three hundred sixty (360) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)  prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)  use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)  promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;

(j)    to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405 at the time any request for registration is submitted to the Company in accordance with Section 3.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration;

(k)  if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 2.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement; and

(1) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder's Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers' and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (the "Selling Holder Counsel") shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, any of the Holders or their Affiliates shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to any such Holders or their Affiliates at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, managers, managing members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls any of such foregoing persons within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)  To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or intentional misconduct by such Holder.

(c)   Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but only if, and then only to the actual extent, that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)  To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder's liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)      Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9       Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)     make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)     use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)     furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or subordinate the rights of the Holders hereunder, or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11 "Market Stand-off' Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed ninety (90) days in the case of an underwritten offering, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 90-day lockup period, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses commercially reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company's outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series D Preferred Stock and Series B Preferred Stock). The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company (upon the approval of its Board of Directors) and the underwriters may, in their sole discretion, waive or terminate these restrictions without such pro rata application.

2.12 Restrictions on Transfer.

(a)  The Series D Preferred Stock and Registrable Securities held by any Holder shall not be sold, pledged, or otherwise transferred, except in connection with a bona fide margin account with a registered broker-dealer or other loan with a financial institution that is an "accredited investor" as defined in Rule 501(a) under the Securities Act or other loan secured by such securities (which exception shall not apply in the circumstances set forth in Section 2.11) and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Series D Preferred Stock or Registrable Securities or other equity securities, as applicable, to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(d)     Each certificate or instrument representing (i) the Series D Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii) upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF CERTAIN AGREEMENTS BETWEEN THE COMPANY AND THE STOCKHOLDER, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c)   The Holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder's intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a "no action" letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or "no action" letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction (A) in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration or (B) described in Section 3.1(c) of the Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company and the other parties identified therein; provided that each transferee in the foregoing clauses (A) and (B) agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144 or pursuant to a registration statement, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a)  the closing of a Deemed Liquidation Event, as such term is defined in the Series D Certificate of Designation;

(b)  upon the Company's Common Stock being listed on one of NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or the New York Stock Exchange as a result of a public offering generating minimum net proceeds to the Company of at least $25,000,000 (after the payment of, or provision for the payment of, all Selling Expenses associated with such listing transaction); or

(c) termination of this Agreement in accordance with Section 5.6 below.

2.14 Subordination. So long as the rights of the Holders under this Section 2 remain in effect, any registration or similar rights granted by the Company to any other holder of capital stock or securities convertible into or exercisable for shares of capital stock shall be expressly subordinate to the rights of the Holders hereunder.

3. Information and Observer Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Investor, provided that the Board of Directors, has not reasonably determined that such Investor is a competitor of the Company:

(a)  as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet for the Company as of the end of such year, (ii) statements of income and of cash flows for the Company for such year, and a comparison between (x) the actual amounts shown on such balance sheet and statements of income and cash flows as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(d)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) statement of stockholders' equity as of the end of such year. All such financial statements (x) shall be prepared in accordance with GAAP, and (y) shall be audited and certified (with such changes and adjustments as shall be required) by independent public accountants selected by the Company's Board of Directors;

(b)  as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, (i) an unaudited balance sheet for the Company as of the end of such quarter, (ii) unaudited statements of income and of cash flows for the Company for such quarter, and a comparison between (x) the actual amounts shown on such balance sheet and statements of income and cash flows as of and for such fiscal quarter and (y) the comparable amounts in the corresponding quarter in the prior year and as included in the Budget (as defined in Section 3.1(d)) through such quarter, with an explanation of any material differences between such amounts, and (iii) statement of stockholders' equity as of the end of such quarter. All such financial statements shall be prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)   as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d)     as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the "Budget"), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(e)     with respect to the financial statements called for in Section 3.1(a), and Section 3.1(b), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(f)      such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as the Lead Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company's good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company's covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit the Lead Investor, at such Lead Investor's expense, to visit and inspect the Company's properties; examine its books of account and records; and discuss the Company's affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested in advance by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company's intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company's confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.3; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (iv) to enforce this Agreement; or (v) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. For avoidance of doubt, nothing in this Section 3.3 shall limit or preclude the Lead Investor or any of its employees, partners, members, managers, managing members, officers, directors, employees, counsel, consultants or Affiliates (A) from carrying on any business with, investing in, or from providing management, investment or similar support, guidance or advice to, any party whatsoever, including without limitation, any competitor, supplier or customer of the Company, or (B) from carrying on its business as currently conducted or as such business may be conducted in the future, in each case, so long as none of them uses or discloses the Company's confidential information in connection with such activities.

3.4 Board Observer Rights. Until such time as the Lead Investor or its Affiliates no longer hold at least twenty percent (20%) of the shares of Series D Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall allow up to two (2) representatives designated by the Lead Investor to attend all meetings of the Company's Board of Directors, in a non-voting observer capacity, and in connection therewith, the Company shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board of Directors at the same time and in the same manner as provided to such directors; provided, however, that the Company reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel, result in the disclosure of trade secrets of the Company, may result in a conflict of interest, if the Lead Investor or such representative are a competitor of the Company or for other similar reasons; and provided further that the representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided to such representative. In the event the Lead Investor exercises its rights under the Voting Agreement to designate one or more individuals to serve on the Board of Directors, the number of observers that the Lead Investor may designate under this Section 3.4 as an observer shall be reduced by the number of directors serving on the Board of Directors that were designated by the Lead Investor under the Voting Agreement.

4. Rights Regarding Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor, with the amount of such New Securities eligible to be purchased by such Investor determined in accordance with this Section 4.1. Each Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a)     The Company shall give notice (the "Offer Notice") to each Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)     By notification to the Company within twenty (20) days after the Offer Notice is given, each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series D Preferred Stock and any other Derivative Securities then held, by such Person bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Series D Preferred Stock, Series B Preferred Stock, and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Investor that elects to purchase or acquire all the shares available to it (each, a "Fully Exercising Stockholder") of any other Investor's failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Series D Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Stockholder bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Series D Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of one hundred and twenty (120) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c)     If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Series D Certificate of Designation) and (ii) shares of Common Stock issued in an underwritten public offering.

4.2 Additional Rights. If in connection with the offering of New Securities, the Company provides any purchaser of New Securities with additional contractual rights that are not reflected in any of the Investor Agreements or that are more favorable in any respect than those granted to the Investors under the Investor Agreements ("Additional Rights"), the Company shall provide prompt notice of such Additional Rights to the Investors and shall enter into an amendment of this Agreement with the Lead Investor to grant such Additional Rights to the Investors (with appropriate adjustments for economic terms) to be effective as of the date such Additional Rights were granted to the applicable purchaser(s) of New Securities.

5. Miscellaneous.

5.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder, (ii) is a Holder's Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder's Immediate Family Members; or (iii) after such transfer, holds at least twenty percent (20%) of the shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. Subject to the foregoing, the terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

5.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, and if not, then on the recipient's next Business Day, (c) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit (with full payment) with a nationally recognized overnight courier prior to such courier's deadline for next Business Day delivery, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the Company at its address set forth below, to the Investors at their respective addresses set forth on Schedule I.

If to the Company:	H-Cyte, Inc. 201 E. Kennedy Blvd, Suite 700 Tampa, Florida 33602 Attention: William E. Horne, CEO Facsimile: (844) 633-6839

with a copy to (which shall not constitute notice):

Hallett & Perrin

1445 Ross Avenue, Suite 2400

Dallas, Texas 75202

Attention: Scot W. O'Brien, Esq.

Facsimile: (214) 922-4142

or to such other facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5.

5.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated (other than pursuant to Section 2.13 above) and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company's failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); provided further that any provision hereof may be waived by any waiving party on such party's own behalf, without the consent of any other party; and provided further that the Company and Lead Investor may amend this Agreement to provide Investors with any Additional Rights pursuant to Section 4.2 hereof. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 5.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. No delay or omission on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder or thereunder preclude other or further exercise thereof, or the exercise of any other right, power or privilege.

5.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

5.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Florida located in the County of Hillsborough and to the jurisdiction of the United States District Courts for such counties for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in such courts, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

5.13 Attorneys' Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.14 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series D Preferred Stock after the date hereof pursuant to the Series D Purchase Agreement, as a condition to the issuance of such shares, the Company shall require that any such purchaser of Series D Preferred Stock who is not already a party to this Agreement to become a party to this Agreement by executing and delivering a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder, and each such person shall thereafter be deemed an Investor for all purposes under this Agreement.

5.15 Right to Review and Comment on Annual Operating Budget. So long as any shares of Series D Preferred Stock are outstanding, the Company shall not, either itself or through a subsidiary and either directly or indirectly by amendment, merger, consolidation or otherwise, adopt an annual operating budget without first reviewing the annual operating budget with a principal of the Lead Investor and giving good faith consideration to any comments provided by the Lead Investor in connection therewith.

5.16 Monthly Financial Statements. Upon the written request of the Lead Investor, the Company shall provide the Lead Investor, within thirty (30) days after the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

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H-CYTE, INC.

INVESTORS' RIGHTS AGREEMENT

COMPANY'S SIGNATURE PAGE

The undersigned has executed this Investors' Rights Agreement as of the date first written above.

H-CYTE, INC.,
a Nevada corporation

By:	/s/ William E. Horne
Name:	William E. Horne
Title:	Chief Executive Officer

H-CYTE, INC.

INVESTORS' RIGHTS AGREEMENT

INVESTOR SIGNATURE PAGE

The undersigned has executed this Investors' Rights Agreement as of the date first written above.

F WHC HOLDINGS, LLC,
a Delaware limited liability company

By:	HOA Capital LLC,
a Delaware limited liability company,
its manager

By:	/s/ J. Rex Farrior, III
Name:	J. Rex Farrior, III
Title:	Manager

H-CYTE, INC.

INVESTORS' RIGHTS AGREEMENT
INVESTOR SIGNATURE PAGE

The undersigned has executed this Investors' Rights Agreement as of the date first written above.

SIGNATURE BLOCK FOR INDIVIDUALS:

NAME OF INVESTOR

SIGNATURE OF INVESTOR

SIGNATURE BLOCK FOR ENTITIES:

NAME OF INVESTOR

By:
Name:
Title:

SCHEDULE I
INVESTORS

FWHC Holdings, LLC